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                                                                    EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) of Broadcom Corporation pertaining to the Broadcom Corporation 1998 Stock Incentive Plan, as amended and restated, ServerWorks Corporation 2000 Long Term Incentive Plan (as assumed by Broadcom Corporation), and ServerWorks Corporation Stock Option Plan 1.1, as amended and restated (as assumed by Broadcom Corporation), of our reports dated January 23, 2001 (except Notes 2, 8 and 11, as to which the date is March 30, 2001), with respect to the consolidated financial statements and schedule of Broadcom Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.

                                             /s/ Ernst & Young LLP


Orange County, California
April 3, 2001